Exhibit 10.14

EMPLOYEE RESTRICTED STOCK UNIT AWARD
granted under the
LPL Financial Holdings Inc.
2010 OMNIBUS EQUITY INCENTIVE PLAN

This agreement (the “Agreement”) evidences the grant of an award by LPL Financial Holdings Inc., a Delaware corporation (the “Company”), to [●] (the “Participant”) pursuant to the Company’s Amended and Restated 2010 Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”). For purposes of this Agreement, the “Grant Date” shall mean [●], 20[●].

1.	Restricted Stock Unit Award.
The Participant is hereby awarded, pursuant to the Plan and subject to its terms, a Restricted Stock Unit award (the “Award”) giving the Participant the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement and in the Plan, [●] shares of Stock of the Company (the “Shares”).

2.	Vesting.
(a)    Time-Based Vesting. During the Participant’s Employment, the Award shall become vested on each of the dates set forth below as to the number of Shares specified below in respect of such date set forth below.
[●] Shares on and after [●] 20[●];
an additional [●] Shares on and after [●] 20[●]; and
an additional [●] Shares on and after [●] 20[●].
(b)    Termination of Employment. Automatically and immediately upon the cessation of the Participant’s Employment (i) the unvested portion of the Award shall terminate, except (A) as may be provided with respect to the vesting and termination of this Award in any other written agreement between the Company and the Participant or under the terms of any employee benefit plan or program sponsored by the Company in which the Participant participates and (B) that upon a termination of Employment due to the Participant’s death or Disability or upon the Participant’s Retirement any and all unvested Shares will become vested, and (ii) the vested portion of the Award, if any, shall terminate if the Participant’s Employment is terminated for Cause, as determined by the Administrator in its sole discretion.
(c)    Competitive Activity. Automatically and immediately in the event the Board determines that the Participant was not in compliance with any non-competition, non-solicitation, non-disclosure, or confidentiality agreement with the Company or its Affiliates, or, if not subject to such agreement, engaged in Competitive Activity, the entire Award, whether vested or unvested, shall terminate.

3.	Delivery of Shares.
Subject to Sections 2(c), 5, 6 and 7 of this Agreement, the Company shall effect delivery of vested Shares to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution) within thirty (30) days of the earliest to occur of:

(a)    the vesting date described in Section 2(a) applicable to such vested portion; or
(b)    the Participant’s termination of Employment.
No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

4.	Dividends; Other Rights.
The Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the payment date with respect to such Share. The Participant shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.

5.	Certain Tax Matters.
The Participant expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
Notwithstanding anything to the contrary in this Award, if at the time of the Participant’s termination of Employment, the Participant is a “specified employee,” as defined below, any and all amounts payable under this Award on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) or (B) other amounts or benefits that are not subject to the requirements of Section 409A.
For purposes of this Award, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-1(i).

6.	Covered Transaction.
In the event of a Covered Transaction, the Administrator may require that any amounts delivered, exchanged, or otherwise paid in respect of the outstanding and then unvested portion of the Award be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

7.	Withholding.
No Shares will be delivered pursuant to this Award unless and until the Participant shall have remitted to the Company in cash or by check an amount sufficient to satisfy any federal, state or local withholding tax requirements or tax payments, or shall have made other arrangements satisfactory to the Administrator with respect to such taxes. The Administrator may, in its sole discretion, hold back Shares from an award or permit the Participant to tender previously owned shares of Stock in satisfaction of tax withholding or tax payment requirements (but not in excess of the applicable minimum statutory withholding rate).

8.	Nontransferability.
Neither this Award nor any rights with respect thereto may be sold, assigned, transferred (other than by will or the applicable laws of descent and distribution), pledged or otherwise encumbered, except as the Administrator may otherwise determine.

9.	Effect on Employment Rights.
This Award shall not confer upon the Participant any right to be retained in the employ or service of the Company or any of its Affiliates and shall not affect in any way the right of the Company or any of its Affiliates to terminate the Participant’s Employment at any time.

10.	Governing Law.
This Agreement shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.	Repurchase by Company; Forfeiture; Recovery of Compensation.
If the Participant’s Employment is terminated by reason of Cause, in the event the Board determines that the Participant has not complied with any non-competition, non-solicitation, non-disclosure, or confidentiality agreement with the Company or its Affiliates, or in the event the Board determines that the Participant has engaged in Competitive Activity during Employment or the one-year period following termination of the Participant’s Employment, the Company may repurchase from the Participant the Shares received by the Participant under this Award and then held by the Participant without consideration. If the Participant no longer holds the Shares, the Board may require the Participant remit or deliver to the Company (1) the amount of any gain realized upon the sale of any Shares under this Award, (2) any consideration received upon the exchange of any Shares under this Award (or to the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange) and (3) to the extent that the Shares were transferred by gift or without consideration, the value of the Shares determined at the time of gift or transfer.

By accepting, or being deemed to have accepted, the Award, the Participant expressly acknowledges and agrees that his or her rights (and those of any transferee of the Award), under the Award, including the right to any Stock acquired under the Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Nothing in the preceding sentence shall be construed as limiting the general application of Section 12 of this Agreement.

12.	Provisions of the Plan.
This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of the Award has been furnished or made available to the Participant. By accepting, or being deemed to have accepted, all or any part of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall control.

13.	Definitions.
The initially capitalized terms shall have the meanings set forth herein; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan, and, as used herein, the following term shall have the meaning set forth below:
“Disability” means a physical or mental incapacity or disability of the Participant that renders the Participant unable to substantially perform all of his or her duties and responsibilities to the Company and its Affiliates (with or without any reasonable accommodation) (i) for 120 days in any 12-month period or (ii) for a period of 90 successive days in any 12-month period. If any question arises as to whether the Participant has a Disability, then at the request of the Administrator the Participant shall submit to a medical examination by a qualified third-party health care provider selected by the Administrator to whom the Participant or his or her duly appointed guardian, if any, has no reasonable objection to determine whether the Participant has a Disability and such determination shall be conclusive of the issue for the purposes of this Agreement. If such question shall arise and the Participant shall fail to submit to such medical examination, the Administrator’s determination of the issue shall be conclusive of the issue for the purposes of this Agreement.

14.	General.
For purposes of this Agreement and any determinations to be made by the Administrator, the determinations of the Administrator shall be binding upon the Participant and any transferee.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed under its corporate seal by its duly authorized officer. This Agreement shall take effect as a sealed instrument.

LPL FINANCIAL HOLDINGS INC.

By:___________________________
Name:
Title:

Dated:

Acknowledged and Agreed:

By_______________________
[Participant’s Name]